FILED # C9967-02
        APR 22 2002
     IN THE OFFICE OF
     /s/ DEAN HELLER
DEAN HELLER SECRETARY OF STATE
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                                ARTICLES OF INCORPORATION

                                         OF

                          CLINICAL TRIALS ASSISTANCE CORPORATION

KNOW ALL MEN BY THESE PRESENTS:

       That the undersigned, for the purpose of forming a corporation under and by virtue of the laws of the State of Nevada, do hereby adopt the following Articles of Incorporation.

1.  Name of Company:

                    Clinical Trials Assistance Corporation

2.  Resident Agent:

       The resident agent of the Company is:

       Edward Zimmerman III
       1928 Hodgenville, #104
       Las Vegas, NV  89106

3.  Board of Directors:

       The company shall initially have one (1) director. He is: Kamill Rohny, 2078 Redwood Crest, Vista, CA 92083-7340. This individual shall serve as director until his successor or successors have been elected and qualified. The number of directors may be increased or decreased by a duly adopted amendment to the By-Laws of the Corporation.

4.  Authorized Shares:

       The total authorized capital stock of the corporation shall be as follow:

       Twenty Million (20,000,000) shares of Class A Common Stock of the Par Value of $0.001 all of which shall be entitled to voting power.

       Two million (2,000,000) authorized Series A Preferred Shares with a par value of $0.001 and such other terms as determined by the board of Directors of the corporation prior to their issuance. Each Series A Preferred Share shall have voting rights and shall carry a voting weight equal to ten (10) Common Shares. Each Series A Preferred Share may be converted into ten (10) Common Shares upon approval by the Board of Directors of the corporation.

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       Two million (2,000,000) authorized Series B Preferred Shares with a par value of $0.001 per share and such other terms as may be determined prior to their issuance by the Board of Directors. Each Series B Preferred Share shall have voting rights and shall carry a voting weight equal to two (2) Common Shares. Each Series B Preferred Share may be converted into two (2) Common Shares upon approval by the Board of Directors.

       One million (1,000,000) authorized Series C Preferred Shares with a par value of $0.001 per share and such other terms as may be determined by the Board of Directors prior to their issuance. No Series C Preferred Share shall have voting rights.

       The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution of resolutions.

5.  Preemptive Rights and Assessment of Shares:

       Holders of Common Stock or Preferred Stock of the Corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the Corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the Corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.

6. Directors' and Officers' Liability:

       A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve international misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of the Article by stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts of omissions prior to such repeal of modification.

7.  Indemnity:

       Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the

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request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

       Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchased or maintain insurance on behalf of any person who is or was a director or officer.

8.  Amendments:

       Subject at all times to the express provisions of Section 4 on the Assessment of Shares, this Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its By-Laws, in the manner now or hereafter prescribed by statute or the Articles of Incorporation of said By-Laws, and all rights conferred upon shareholders are granted subject to this reservation.

9.  Power of Directors:

       In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized:

       (a) Subject to the By-Laws, if any adopted by the shareholders, to make, alter or repeal the By-Laws of the corporation;

       (b) To authorize and caused to be executed mortgages and lines, with or without limitations as to amount, upon the real and personal property of the corporation;

       (c) To authorize the guaranty by the Corporation of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities;

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       (d)  To set apart out of any funds of the Corporation  available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve;

       (e) By resolution adopted by the majority of the whole Board, to designate one or more committees to consist of one or more Directors of the Corporation, which, to the extent provided on the resolution or in the By-Laws of the Corporation, shall have and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have name and names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

       All the corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise herein or in the By-Laws or by law.

       IN WITNESS WHEREOF, I hereunder set my hand on 22nd day of April, 2002, hereby declaring and certifying that the facts stated hereinabove are true.

Signature of Incorporator:

Name:        Edward Zimmerman III
Address:     1928 Hodgenville, #104
             Las Vegas, NV  89106

Signature: /s/ Edward Zimmerman III
           ------------------------
STATE OF NEVADA    )
                   )  ss.
County of Clark    )

        The foregoing instrument was acknowledged before me this 22 day of April, 2002.

My Commission Expires:                  /s/ Tina M. McCombs
  07/31/02                              -------------------
-------------------                          Notary Public
                                ----------------------------------------------
                                *[State Seal] Notary Public - State of Nevada*
                                *                     County of Clark        *
                                *                     TINA M. McCOMBS        *
                                *                 My Appointment Expires     *
                                *No: 94-1940-1        July 31, 2002          *
                                ----------------------------------------------

Certificate of Acceptance of Appointment of Resident Agent:

         I, Edward Zimmerman III, hereby accepts appointment as Resident Agent for the above named corporation.

                                        /s/ Edward Zimmerman III
                                        ---------------------------
                                        Edward Zimmerman III
                                        Signature of Resident Agent

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